Artisan Partners Asset Management Inc. Reports July 2021 Assets Under Management
Milwaukee, WI - August 10, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of July 31, 2021 totaled $177.2 billion. Artisan Funds and Artisan Global Funds accounted for $86.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $90.7 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of July 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$27,556
Global Discovery	2,550
U.S. Mid-Cap Growth	18,296
U.S. Small-Cap Growth	6,583
Global Equity Team
Global Equity	3,008
Non-U.S. Growth	21,925
Non-U.S. Small-Mid Growth	9,208
China Post-Venture	142
U.S. Value Team
Value Equity	3,968
U.S. Mid-Cap Value	4,029
International Value Team
International Value	30,467
International Small Cap Value	22
Global Value Team
Global Value	25,969
Select Equity	427
Sustainable Emerging Markets Team
Sustainable Emerging Markets	973
Credit Team
High Income	7,764
Credit Opportunities	115
Developing World Team
Developing World	9,560
Antero Peak Group
Antero Peak	3,454
Antero Peak Hedge	1,139

Total Firm Assets Under Management ("AUM")	$177,155

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $23 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.